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EXHIBIT 12.1
SPECTRUM BANCORPORATION, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

	Six months ended December 31, 2000	Six months ended December 31, 1999	Year Ended June 30, 2000	Year Ended June 30, 1999	Year Ended June 30, 1998	Year Ended June 30, 1997	Year Ended June 30, 1996
Income before income taxes and minority interest in net income of subsidiaries	7,304	7,065	13,988	12,639	10,531	8,638	5,506
Add:
Interest expense, including interest on deposits	21,597	14,107	31,515	25,548	24,273	20,829	16,406

Income as adjusted	28,901	21,172	45,503	38,187	34,804	29,467	21,912

Preferred dividend requirements	76	76	152	152	152	152	427
Ratio of income before provision for income taxes to income before minority interest	149%	149%	147%	148%	143%	143%	156%

Preferred dividend factor on pretax basis	113	113	223	225	218	218	665
Fixed charges
interest expense, including interest on deposits	21,597	14,107	31,515	25,548	24,273	20,829	16,406

Fixed charges and preferred dividends	21,710	14,220	31,738	25,773	24,491	21,047	17,071

Ratio on earnings to fixed charges and preferred dividends, including interest on deposits	1.33%	1.49%	1.43%	1.48%	1.42%	1.40%	1.28%

Income before income taxes and minority interest in net income of subsidiaries	7,304	7,065	13,988	12,639	10,531	8,638	5,506
Add:
Interest expense, excluding interest on deposits	3,708	2,430	5,699	3,544	3,694	2,795	1,797

Income as adjusted	11,012	9,495	19,687	16,183	14,225	11,433	7,303

Preferred dividend requirements	76	76	152	152	152	152	427
Ratio of income before provision for income taxes to income before minority interest	149%	149%	147%	148%	143%	143%	156%

Preferred dividend factor on pretax basis	113	113	223	225	218	218	665
Fixed charges
interest expense, excluding interest on deposits	3,708	2,430	5,699	3,544	3,694	2,795	1,797

Fixed charges and preferred dividends	3,821	2,543	5,922	3,769	3,912	3,013	2,462

Ratio on earnings to fixed charges and preferred dividends, excluding interest on deposits	2.88%	3.73%	3.32%	4.29%	3.64%	3.80%	2.97%

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EXHIBIT 12.1 SPECTRUM BANCORPORATION, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS